As filed with the Securities and Exchange Commission on June 1, 2016

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Cimpress N.V.
(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	98-0417483
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Hudsonweg 8
Venlo	5928 LW
The Netherlands	(Zip Code)
(Address of Principal Executive Offices)

2016 Performance Equity Plan
(Full Title of the Plan)

Lawrence A. Gold
Senior Vice President and Chief Legal Officer
Cimpress USA Incorporated
275 Wyman Street
Waltham, MA 02451 USA
(Name and Address of Agent For Service)
+1 (781) 652-6300
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, €0.01 par value per share	8,000,000 shares	$98.17(2)	$785,320,000(2)	$79,082

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s ordinary shares as reported on the Nasdaq Global Select Market on May 26, 2016.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.    Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)    The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)    The description of the securities contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Cimpress N.V.’s articles of association provide that the members of its supervisory board and management board will be indemnified against any and all liabilities, including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and other financial losses, actually and reasonably incurred by him as a member of the supervisory board or the management board in respect of any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative or any action, suit or proceeding in order to obtain information, other than an action, suit or proceeding instituted by or on behalf of Cimpress N.V., if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Cimpress N.V.; provided that such member has not been adjudged in a final and non-appealable judgment by a court to be liable for gross negligence or willful misconduct, subject to various exceptions. The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or the failure to put up a defense or its equivalent, shall not, in and of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably could believe to be in or not opposed to the best interests of Cimpress N.V.

The indemnification provided for in the articles of association is not exclusive of other rights to which a member of the supervisory board or the management board may be entitled, including any insurance purchased by Cimpress N.V. Cimpress N.V. also entered into indemnification agreements governed by Dutch law with each member of its management board and supervisory board that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that Cimpress N.V. will indemnify each such supervisory or management board member, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Cimpress N.V. and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The agreements permit expenses to be advanced to an indemnitee, subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. The disinterested members of the supervisory board of Cimpress N.V., an independent counsel or the stockholders of Cimpress N.V. (the “Decision Makers”) will determine whether indemnification payment should be made in any particular instance. In making such determination, the Decision Makers must presume that the indemnitee is entitled to such indemnification and Cimpress N.V. has the burden of proof in seeking to overcome such presumption. If the Decision Makers determine that the supervisory or management board member is not entitled to indemnification, the agreements provide that such person is entitled to settle disputes with respect to the right to indemnification under the agreement in a competent court in Amsterdam, the Netherlands.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.    Undertakings.

1.    Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, USA on June 1, 2016.

                         Cimpress N.V.

By:	/s/ Robert S. Keane
Robert S. Keane
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Cimpress N.V., hereby severally constitute and appoint Robert S. Keane, Lawrence A. Gold and Kathryn L. Leach, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Cimpress N.V. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert S. Keane	President and Chief Executive Officer	June 1, 2016
Robert S. Keane	(Principal executive officer)

/s/ Sean E. Quinn	Senior Vice President and Chief Financial Officer	June 1, 2016
Sean E. Quinn	(Principal financial and accounting officer)

/s/ Paolo De Cesare	Member, Supervisory Board	June 1, 2016
Paolo De Cesare

/s/ John J. Gavin Jr.	Member, Supervisory Board	June 1, 2016
John J. Gavin Jr.

/s/ Eric C. Olsen	Member, Supervisory Board	June 1, 2016
Eric C. Olsen

/s/ Richard T. Riley	Chairman, Supervisory Board	June 1, 2016
Richard T. Riley

/s/ Nadia Shouraboura	Member, Supervisory Board	June 1, 2016
Nadia Shouraboura

/s/ Mark T. Thomas	Member, Supervisory Board	June 1, 2016
Mark T. Thomas

/s/ Scott Vassalluzzo	Member, Supervisory Board	June 1, 2016
Scott Vassalluzzo

EXHIBIT INDEX

Exhibit
No.	Description
4.1
Articles of Association of Cimpress N.V., as amended, is incorporated by reference to Cimpress’ Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2014 (File No. 000-51539) filed with the SEC on January 30, 2015

5	Opinion of Stibbe N.V., counsel to the Registrant
23.1	Consent of Stibbe N.V. (included in Exhibit 5)
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Ernst & Young LLP
24	Power of attorney (included on the signature pages of this registration statement)
99.1	2016 Performance Equity Plan is incorporated by reference to Cimpress' Current Report on Form 8-K dated May 27, 2016 (File No. 000-51539) filed with the SEC on June 1, 2016